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                         SPSS, INC. SECOND QUARTER 2003

                        EARNINGS RELEASE CONFERENCE CALL

                            JULY 30, 2003, 9:00 a.m.

                        * * * * * * * * * * * * * * * * *

         The following is a transcript of the above-entitled matter as transcribed from an Internet transmission by Patricia A. Dusing, CSR and Notary Public in the County of Cook and State of Illinois.

                        * * * * * * * * * * * * * * * * *

         STEVE: Welcome to the SPSS second quarter 2003 earnings release conference call. With the exception of historical information, the matters discussed in this conference call include forward-looking statements that involve risk and uncertainties including, but not limited to market conditions, competition, and other risk indicated in the company's filing with the Securities and Exchange Commission.

         A full safe-harbor statement is available in the second quarter 2003 press release posted at www.spss.com slash invest. Again, that's http, colon, forward slash, forward slash, www, dot, SPSS, dot, c-o-m,


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forward slash, i-n-v-e-s-t.

         At the time I would like to introduce Mr. Jack Noonan, president and chief executive officer, Mr. Edward Hamburg, executive vice president and chief financial officer; and Mr. Douglas Dow, vice president of corporate development. Please go ahead, Mr. Noonan.

         MR. NOONAN: Thanks, Steve. Good morning and thank you all for joining us to review our second quarter 2003 earnings. During the second quarter we saw improvement in the predictability of business, but not the closure rate. Our expenses are under control, pipelines are growing, and market interest around Predictive Analytics is continuing to build.

         As a result, we are successfully adapting to an extended period of long sell cycles and smaller average transactions. The second quarter included increases in new license revenues for our Net Genesis web analytics application, our Clementine Enterprise Data Mining software, and the SPSS line of statistical analysis tools.

         We are also encouraged by the

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continued adoption of our latest Predictive Analytic offering by industry leading commercial organizations. Companies such Standard Life Assurances and the credit card group of J.P. Morgan Chase continue to realize the benefits provided by Net Genesis application. Such as measuring the effectiveness of on line content, transaction, and marketing campaign.

         Sales momentums behind our integrated Clementine and SPSS Lexiquest Text Mining offering also continue this quarter, with new sales to companies like Biznet in Japan and Sim Zero One in France. We also close a significant highly competitive transaction with a global business services company that will use our software to better target retail catalog mailings.

         The high scale Predictive Analytic system we are implementing on their behalf is based on a predictive marketing technology and will operate within a (inaudible) linex cluster automatically deploying over 1,000 unique models and deploying billion of customer records in a single day. This implementation is an example

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of our ability to deliver increasingly sophisticated Predictive Analytic solutions that transforms business profits and enhance return on information technology investment.

         Such state-of-the-art Predictive Analytic systems enable forward looking organizations to increase new customer acquisition, improve customer retention, and detect and prevent fraud. Our challenge is to continue to broadly demonstrate that our software and services provide measurable large-scale gain.

         These returns are achieved in months, not years, and at costs that are justified by benefits of higher revenues, reduced expenses, and improved outcome. Again, we are encouraged by our company's performance during the quarter and maintain a guarded confidence in our ongoing performance this year.

         As shown this quarter we have leveraged our core analytic tool business, our past strategic investments, and our diverse customer base to create a solid foundation to execute in 2003 and beyond. Long-term we have a

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very clear goal, to make SPSS the dominant supplier in Predictive Analytic solutions.

         At this time I would like to turn the call over to Ed Hamburg our CFO to give you some more details on the second quarter numbers. Ed.

         MR. HAMBURG: Thank you, Jack. I want to begin my comments this morning by going to the end of our earnings press release, or at least the formal portion of our press release, to the chart that should be entitled performance versus productivity and profitability goal.

         As I think that this chart really tells the story of our first half of the year. The chart shows that we've essentially had a half year with essentially flat revenues that has restricted our progress that we should be making on the fact productivity metric. It also shows the degree to which we've improved operating profitability.

         This measure is already approaching our targeted range for the 2003 fiscal year and it shows improved cash flow. With trailing 12-month EBITDA already in the

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targeted range for the year, further supported by the cash flow statement that shows our improvement in operating cash flow at the very end of the release.

         I want to move right now to comment on organic growth or nongrowth in revenues of 8 percent from the second quarter of last year. As I think this figure is an important part of the story of the current quarter. I estimate that about one-third of the decline is due to the top comparisons that exist to a quarter with some big deals last year and unusually high growth from the higher education market.

         I think about another 10 percent of the drop is due to the UK shortfall. And a full 20 percent of the drop was caused by the decline in services revenue, which related yet as we mentioned to the drop in Showcases sales in the current quarter, but also showed that difficulties we had in finding new consulting deals in the troublesome March quarter of this year.

         The remainder of the decline in my

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thinking in organic growth is due to the significant drop in Showcases -- the new sales. And from my standpoint there were two subplots to this story. The first is the change in focus that has occurred among our sales personnel to pursue the active demand we have for our newest offering, like predictive marketing, Net Genesis, particularly Predictive Analytic, Incarnation, and the Clementine Lexiquest combination.

         The other subplot is a loss of focus. A loss of focus among our sales personnel from working the good business related to our Showcase product that we already have before us. These thoughts enable me to move to my final comments this morning on what I think is the projected story for the second half of 2003.

         I think you should see improvement in the measure of organic growth in the business. At the latter half of last year was not characterized by multiple seven-figure deals. The growth in higher education sale had already started to come back to earth by the

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         third and fourth quarters of last year.

         The UK should have its act together. And we should do better with the Showcase products. I think this improvement will be produced by scoring runs, by hitting lots of singles and doubles, with an occasional three run home run. And will continue to control cost and (inaudible) the balance sheet.

         We fought long and hard about adjusting guidance for the rest of the year. But in the end the basis for the decision was uncomplicated. We looked at where we were at midyear and added in the net of facts of having more unknowns than knowns about our ability to better close business.

         But I want to already correct my comment in the press release where I mention our incomplete attempts to understand demand conditions in the second half of the year. I think it's a lot less about demand. The demand is there.

         The story of the next two quarters will I think be more about our ability to execute in the field in response to this demand.

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As well as the ability of customers to pull the trigger on purchases once they make their decision. I would like to now turn it back to Jack.

         MR. NOONAN: Thanks. Steve, I think it's now time to open it up for questions.

         STEVE: Thank you, gentlemen. The question and answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch tone telephone.

         If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal and we will take as many questions as time permits. Once again, please press star one to ask your telephone question.

         If you find your question has been answered, you may remove yourself from the phone queue by pressing the pound key. Again, star one. We will pause for just a moment to allow everyone to signal. We will take our first our

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first question from Robert Mattson from Jany, Montgomery & Scott.

         MR. MATTSON: Good morning.

         MR. NOONAN: Good morning, Robert.

         MR. MATTSON: Hey, do I hear Doug back there?

         MR. DOW: Yes, you do.

         MR. MATTSON: Hey, Doug. I will open with an obligatory Tivo (phonetic) question for you. Where do we stand there?

         MR. HAMBURG: We continue to work with Tivo in the field. We've got some opportunities that forces are pursuing. They are primarily through the Tivo Integration Partners, in particular Extraprise continues to be a good relationship for us. I think it's one where it's below progress, but we are seeing some progress in moving this opportunity to the pipeline.

         MR. MATTSON: Ed, in the press release you mentioned about return of renew K in the sales force. Are you seeing anything anywhere else in the geography?

         MR. HAMBURG: No.

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         MR. MATTSON: No, okay. And Jack, could you clarify for me on the comment that the business is improving but not the closure rate, I guess I'm wondering to me they are kind of hand in hand. Do you think you could separate it out and elaborate more on what you mean there?

         MR. NOON: Yeah, it was predictability. And we're able to predict longer close cycles. Does that make sense? As simply as that. It's a very idiosyncratic environment, but our ability to predict is getting better.

         MR. MATTSON: Now is this across -- I guess you say the (inaudible) about a hundred thousand dollars.

         And the other question is kind of related to a later question I have, which I will go ahead and ask now, is are you finding that you're putting more services in as clients want you to bring your expertise to building the solution and is that also lengthening the sell cycle because you have a lot of issues around with the solution itself?

         MR. NOONAN: It is and it is also proof


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of concepts on the front end. You're absolutely right.

         MR. MATTSON: Okay. On the Lexiquest business, I was wondering as you're getting these installed, are you finding that the text mining -- anything in the text mining technology the way customers are looking to employ them is requiring any higher or lower service component than the other solutions?

         MR. NOONAN: No, we're not actually, no, no. In fact, I hadn't thought about it until just now, but no, we're not. No more than the data mining implementation. Some are high and some are very low.

         MR. MATTSON: And in the large solution you mentioned, you called out, is this no fee services?

         MR. NOONAN: No. In fact it's a small amount of services. What we have done is we've been able to augment our -- in fact, add to our predictive marketing technology. In fact, we sped up the development process to put a model manager in place and increase the performance of our storing component.

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         MR. MATTSON: You notice I'm asking a lot of service questions, the reason why was because I know a couple of quarters ago when you talked about the new direction, you know, having the customer focus, the customer data focus, there was a suggestion that maybe this would -- if you get more into the solution selling you may see more pickup in the services once you're expertise in the solution. And it sounds like you're not seeing that materializing yet.

         MR. NOONAN: No. In fact I think the comment that Ed made is the one that is on target for this quarter. The services that will be delivered in this quarter, much of that had to be signed last quarter. And when March disappeared we have a service disrupt, so you always see the lag in services revenue.

         MR. MATTSON: But you're not seeing -- as you're becoming more solution oriented, you're not seeing any more demand for services relative to your (inaudible)?

         MR. HAMBURG: The answer is yes, we are. But also we are involving partners in this. So we have a combination of I believe

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we're seeing a little bit of this flatten too by the involvement of our partners, which is good for us.

         MR. MATTSON: And then a twofold question. One is if you could elaborate on the sales forces. You mentioned about that they were loosely focused in Showcase and you mentioned some areas where they are focusing on.

         Have you seen -- have you been able to bonafide or qualitatively talk about part of the reorganization that you were hoping to get more product to each salesperson's hand to sell into the client base, do you have any measures that the people have gotten successful in selling multiple product lines in?

         MR. NOONAN: In fact we started this at the very first quarter after the implementation. And we challenged each guy to pickup a new product. And then we've gone through a large amount of training.

         I'm pleasantly surprised at the technology that the sales reps are selling that they didn't have in their bag prior to the reorganization. In fact, I've been quite

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pleased. I've been also pleased with the new vocabulary they've built as I've done various territory reviews and account reviews.

         MR. MATTSON: Did I miss it or did you highlight some areas that the sales force is gravitating to?

         MR. NOONAN: Well, specifically the guys that were involved in the OF stuff predominantly in the Showcase phase, we have -- they've been selling data mining technology, they have been selling text mining technology. We have a number of opportunities for predictive marketing in the pipelines for these guys.

         So across the board they've dramatically expanded the number of offerings that they have in their pipeline. Most of these guys had a single offering that they were selling the hell out of and now they've gone back to the same prospects and customers and broaden that set of offerings, which is good. That's why we see the pipeline growing. And now we have to close this stuff.

         MR. MATTSON: Now on the execution issue, you mentioned some sales from execution.

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Is there anything Brian and you are doing now going into the back half of the year internal, either incentives or initiatives to, you know, kind of not meet the sale force, but drive them into closing the deals and executing them better?

         MR. HAMBURG: Yeah, in fact, we are slowly but precisely taking our sales force in aligning them around the verticals where they've shown specific expertise and prospect base. And that will improve their effectiveness because that will -- they will have a single customer vocabulary now that we've built the product vocabulary for them.

         MR. MATTSON: Is that becoming more of a matrix portion, some geographic, some verticals?

         MR. HAMBURG: Yeah, In fact it's vertical within geographic -- geography. So the smaller the geography the fewer verticals you have.

         MR. MATTSON: And Ed, on the organic growth, do you have last quarter's number?

         MR. HAMBURG: Yes.


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         MR. MATTSON: Can we get it?

         MR. NOONAN: He's not trying to hide it from you. He's flipping through his book right here.

         MR. MATTSON: And I guess while you're doing that, the other thing was in your guidance remaining of the year, if you have it or if you ball park, what does that imply on organic growth in the last half of the year?

         MR. HAMBURG: Robert, in the press release from the first quarter in my opening comment it said the company's internal rate of growth, that you called organic, the company's internal rate of growth was down just under 4 percent.

         MR. MATTSON: Okay.

         MR. HAMBURG: So that's on Page 6 of last quarter's press release. And while I was looking through the book I missed your question.

         MR. MATTSON: The second question was, even if it's just a ball park, what is your -- the guidance you're giving for the last half of the year, what does that imply under organic solutions?

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         MR. HAMBURG: I'm suggesting that it gets out of the negative territory.
And by the way, Robert, on this notion of second half, I don't think it's as much about fogging the sales guys to do their job. As I had a bunch of calls over the past two weeks from reps who were essentially requiring some executive assistance to get decisions that were already made moved to closure because of budgetary constraints or, you know, lack of -- lack of motivation in higher levels of the organization. So they want us to kind of break down some barriers there.

         MR. MATTSON: You mean assistance with the customer, not internally (inaudible) you said.

         MR. NOONAN: Yeah, with the customer. So while I'm never opposed to foggy sales personnel, I mean, I just don't think that's the main event going forward.

         MR. MATTSON: Fair enough. Well, that's enough, I will turn it over to somebody else. Thanks a lot.

         STEVE: Moving on we will hear from Patrick Snow with Robert W. Barrett.

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         MR. SNOW: Good morning. A couple of questions here. First on the -- on your guidance for the second half you implied there would be a -- the comparison would be easier because there wouldn't be as many large seven-figure deal comparisons.

         What were the seven -- the count of large deals in the second half of last year? What's the bogey that you have to compare against?

         MR. HAMBURG: Well, Pat, it's Ed. I think it's about three.

         MR. SNOW: Three per quarter?

         MR. HAMBURG: No, three for this whole second half.

         MR. SNOW: And that compares to -- what was the first half of this year, do you by chance have that?

         MR. HAMBURG: The first half of this year is three. Oh, this year, this year. I was answering last year, I'm sorry.

         MR. SNOW: It was three you said?

         MR. HAMBURG: Yeah.

         MR. SNOW: On the currency impact, what

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was the impact the benefit that you realized on the revenue side?

         MR. HAMBURG: Well, the organic rate of change is -- that really controls the currency effect as well as others. But it's almost -- this quarter if you want to know the effects of currency, a lot of it is explained between the difference of organic and the reported numbers. On profitability, it's about a penny.

         MR. SNOW: A penny. Okay. And then if you could just add up for us if it's possible, there's a lot of commentary about the different analytic solutions, but in total what was the growth for decline of the analytic solutions area?

         MR. HAMBURG: You mean in the old reporting category?

         MR. SNOW: Yeah, because it sounded like Clementine and Net Genesis did pretty well, so.

         MR. HAMBURG: It was up about 4 percent.

         MR. SNOW: And how many of the larger deals in the quarter were Clementine related,

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was it all of them?

         MR. HAMBURG: One.

         MR. SNOW: And in the third quarter, what's the typical mix for the U.S. federal government, what's the historical mix you've realized and what is the outlook for the U.S. federal government performance in this year's third quarter, what kind of insight do you have going into it?

         MR. HAMBURG: I will speak to the first part, Pat, and let Jack do the second. And we've talking about a percentage of new sale, because you throw in total you've got, third quarter is a strong recurring part of the year, that the feds can makeup as much as 10 percent.

         MR. SNOW: Okay.

         MR. HAMBURG: Of the quarter in terms of new sales.

         MR. SNOW: Okay. And this year's third quarter what's the outlook for that vertical?

         MR. NOONAN: The head of the group has made her numbers the last I think five quarters in a row and she tells me she's going to do it again. The outlook is pretty reasonable.

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         MR. SNOW: And in terms of the cost structure, just to clarify, to what extent will you be able to bring the cost structure down further or is it now just simply leveraging the expense base you have?

         MR. NOONAN: This is leveraging the expense base we have. We're on the program of execution now.

         MR. SNOW: And on the capitalized software, what was the capitalized software, what was amortized for the quarter?

         MR. HAMBURG: We capitalized about a million five and we amortized about a million three.

         MR. SNOW: And the last question just on the competitive environment. What are you seeing differently, if anything, out of SAS or some of your primary competitors in terms of pricing intensity or just other aggressive tactics to close business, was that at all a factor in the quarter's performance?

         MR. NOONAN: We are not seeing price pressure as much as you would think that we should be, we're not seeing price pressure. The

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R alone on this stuff is very compelling. The issue is getting guys to make the decision.

         MR. SNOW: And just for total clarity here, so your early comment about adapting to longer sales cycles, specifically how are you doing that so I make sure that I've got that correct?

         MR. NOONAN: A lot of involvement by a lot of folks. I mean, that's what you do.

         MR. SNOW: So verticalizing the sales force.

         MR. NOONAN: Absolutely. And all kinds of review going on and involving -- you just heard Ed's comment about being involved in sales. The executive team here is involved in this stuff.

         MR. HAMBURG: And I think it also, Pat, involves if you're going to run a strategy of scoring runs with singles and doubles, you've got to adapt to an execution strategy.

         You've got to move runners along at the right time. And you've got to take advantage of the bigger opportunities when they hit. But you have to adapt yourself to the

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point where you're not going to win games by depending on home runs being hit.

         MR. SNOW: Okay.

         MR. DOW: Yeah, Pat, the other thing is continued focus of pipeline building. You've to get more and more in the pipeline and that's been a continued focus over the last couple of quarters.

         MR. SNOW: Just lastly, on the Showcase business, so the pipeline for Showcase how would you characterize that?

         MR. NOONAN: It's stronger than it's ever been. And I think this is clearly one of focus.

         MR. SNOW: Thank you.

         STEVE: Moving on we'll here from Patrick Walravens with JMP Securities.

         MR. WALRAVENS: Hi.

         SPEAKER: Hi, Pat.

         MR. WALRAVENS: Let's see. Can you start by telling me what sort of new product deliveries do you have lined up for the next couple of quarters in predictive analytic material?

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         MR. NOONAN: Well, I'll start with the tools area. We have a new release of SPSS, which is probably one of the most exciting releases that we have done in the last five years. A whole new graphics capability and a number of customer care items. So it's a substantial release that the folks are excited about.

         MR. WALRAVENS: And that's version...?

         MR. NOONAN: Version 12.

         MR. WALRAVENS: And when is general (inaudible) event?

         MR. NOONAN: It should be at the end of August.

         MR. WALRAVENS: Okay.

         MR. NOONAN: And we're looking at Clementine. We have a new release of Clementine in October. And we have a new release of the Showcase strategy in the third quarter, also.

         MR. WALRAVENS: Okay.

         MR. NOONAN: And we will also be adding two modules to predictive marketing, because of the work that I talked about in this offering with the customer we're involved in with this

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quarter. So we will be adding two components to predictive market, also, in the second half.

         MR. WALRAVENS: And what are those called?

         MR. NOONAN: One is an updated scoring engine and the other one is a model manager.

         MR. WALRAVENS: And what happened to -- was there going to be like a warranty claims product and a fraud product that the government -- a Medicaid fraud product, what happened to those?

         MR. NOONAN: In fact we are doing that with a partner.

         MR. WALRAVENS: Okay.

         MR. NOONAN: And that product has -- that capability has been delivered to the partner. And they are integrating it with their stuff as we speak.

         MR. WALRAVENS: For which one?

         MR. NOONAN: For the Medicaid fraud.

         MR. WALRAVENS: Okay. And what about the warranty claims idea?

         MR. NOONAN: That's a -- we're doing that one through a partner, also, and that is in

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the web services area and that one is active.

         MR. WALRAVENS: Okay. So at this point to see the cash flow for authorizations was negative for Q-2. What happened there and what are you going to do about that?

         MR. HAMBURG: Well, we can slow down paying our bills.

         MR. WALRAVENS: Yeah.

         MR. HAMBURG: And I mean, if you looked at the numbers there, Pat, cash is down 1.1, but we reduced the receivables pretty -- we reduced the payables. We also made some royalty payments. So -- we were still cash flow positive in the second quarter, but it just wasn't at the same level as the first.

         MR. WALRAVENS: Not from operations. From operations he has 1.5 million. He just backed out your Q-1 from your six months.

         MR. HAMBURG: We were at 12 at the end of three months. And we're at 13 at the end of six.

         MR. WALRAVENS: Maybe I'm doing my math wrong. Okay. What is going on with AOL?

         MR. HAMBURG: We're working the issue

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and we'll let you know in the coming months.

         MR. WALRAVENS: And what are the options there?

         MR. HAMBURG: The options are to continue as we are. The option is to stop the deal. And the third option is to modify the deal. And all of those three options are being very actively explored.

         MR. WALRAVENS: Okay. I mean, how long is this going to take? What do you give yourselves in terms of is it six months, is it two months, is it a year?

         MR. HAMBURG: It's in months. And I would be disappointed if we didn't have something to talk about by the next conference call.

         MR. WALRAVENS: Where was your services utilization this quarter?

         MR. NOONAN: I -- and in fact Ed is looking at me too, I don't remember the number off the top of my head, but we had -- we didn't have all (inaudible) in the seat this quarter for sure.

         MR. WALRAVENS: At what point do you

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say, okay, we're going to stop saving the capacity and we're just going to let some of these people go?

         MR. NOONAN: You're actually seeing some of that depending on the geography.

         MR. WALRAVENS: Okay.

         MR. HAMBURG: Services engagement, however, in the June quarter were actually up. Meaning, there were a bunch signed this past quarter. Again, there's that lag, so let's talk about this at the next conference call.

         MR. WALRAVENS: Okay. And then, you know, I forget, weren't you guys keep providing the revenue break out by product category?

         MR. HAMBURG: Yeah, we're working on it.

         MR. WALRAVENS: Okay. All right. That's it. Thank you very much.

         STEVE: Just a reminder to our audience if you have a question or a follow-up question, it's star one on the touch tone telephone. We have a follow-up from Robert Mattson with Jany, Montgomery & Scott.

         MR. MATTSON: Quick question. You all

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made a comment on building the pipeline one of the things that you've got to do.
On the marketing side and in the field, what is being done differently say going into the latter half to build the pipeline?

         And then I know you talked about how once that was built you're going to get the executives more involved in supporting the field to close. If you could talk about any other changes that are going on in relationship to the marketing commission.

         MR. NOONAN: Well, two things. One is we did a -- we continued to tune the reorganization. We aligned all field marketing under a single guide, which is both field marketing and product market under a single guide.

         The other thing that we're doing, this isn't just executing on the things that work. And it's driving folks into revenues and then following up. And most of ours is you show it, you tell it. And so it's a combination of things we are doing with partners. We have a number of road shows. We continue to do all the


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direct mail on the product side.

         We've centralized that on the product side marketing around the world, so I think we're going to see some synergies out of the marketing activity there. And I think that's about -- that's pretty much the extent of the business.

         There is a set of events coming up. I think we have a market research conference coming up later in the year. And so it's just the standard set of activities that you would be involved in which are a lot more focused.

         MR. MATTSON: So outside of kind of reorganizing who does what, there's no real new initiatives from what you've been doing up to this point?

         MR. NOONAN: No, it's just executing.

         MR. MATTSON: On the AOL contract negotiations, the contract you currently have the way it's written, if you offed up, would you owe a cash payment to AOL?

         MR. HAMBURG: We continue to make the payments for six more months.

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         MR. MATTSON: Okay. So it's like giving a six month --

         MR. HAMBURG: That's correct.

         MR. MATTSON: And then at the final six months, do you owe any final payment or is it just a monthly payment or a quarterly payment?

         MR. HAMBURG: That's it.

         MR. MATTSON: Okay. Great. Thanks.

         STEVE: Next is Joan Tong with Fedodi & Company.

         MS. TONG: Good morning. I actually got a question for Ed. Actually I believe in the March quarter is -- not the March quarter, it could be the December quarter, there were some deferrals of revenue recognitions. Do you see any in this quarter? Are you foreseeing any in the next couple quarters?

         MR. HAMBURG: Joan, I think what you're referring to are not necessarily accounting deferrals, but deals that we couldn't recognize in the quarter. Is that what you are asking about?

         MS. TONG: Yes.

         MR. HAMBURG: Actually we did not have

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any deal that we closed but couldn't recognize. We had a bunch of business that didn't close the way it should have. But we had no business this quarter that closed because we were unable to recognize.

         MS. TONG: Okay. And another question is actually more like a big picture question. You said that during the quarter you saw improvement in the predictability of the business. I just wonder did you close any deal that you are not exact to close at all for, like on the upside surprise, do you see any of those?

         MR. NOONAN: Yes, there were a few surprises, but they were very small deals. These are the telesales guys got their surprises, which they typically do because of their short sell cycle. We didn't get any surprises in the big one. They were all in the pipeline and we worked them all.

         MS. TONG: Okay. Thank you.

         STEVE: As a final reminder to our phone audience, if you do have a question press star one on your touch tone telephone. We will pause for just a moment to see if anyone else has a question.

         And gentlemen, it appears nobody else is signaling for a question. So I will turn it back over to you, Mr. Noonan, for any closing or additional remarks.

         MR. NOONAN: Thanks Steve. And thanks everyone for taking the time to hear about SPSS and our second quarter results.

         STEVE: That does conclude today's conference call. We thank you very much and please have a good day.

                              (End of Transmission)

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         I, PATRICIA A. DUSING, CSR, do hereby certify that I am a court reporter doing business in the City of Chicago, State of Illinois; and that I reported in shorthand the above proceedings by Internet transmission to the best of my ability.

         /s/ Patricia A. Dusing
         -----------------------------
         CERTIFIED SHORTHAND REPORTER
         CSR No. 084-004071